                                                                      Exhibit 11

                       Huntington Bancshares Incorporated
                       Computation of Earnings Per Share
                  Years Ended December 31, 1996,1995, and 1994
              (in thousands of dollars, except per share amounts)

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


Year Ended December 31,                             1996            1995            1994
                                               -----------    -----------    -----------

Net Income                                    $    262,101   $    244,489   $    242,593

Effect of Convertible Debt                              13             41             71
                                               -----------    -----------    -----------

Fully Diluted Net Income                      $    262,114   $    244,530   $    242,664
                                               ===========    ===========    ===========

Average Common Shares Outstanding              145,957,137    151,385,467    149,830,736

Dilutive Effect of Stock Options                 1,157,156        975,814        893,389
                                               -----------    -----------    -----------

Average Common Shares and Common
     Share Equivalents -- Primary              147,114,293    152,361,281    150,724,125

Additional Dilutive Effect of Stock Options        160,218        233,976           --

Dilutive Effect of Convertible Debt                 26,986         84,691        144,698
                                               -----------    -----------    -----------

Fully Diluted Shares                           147,301,497    152,679,948    150,868,823
                                               ===========    ===========    ===========



Net Income per Common Share Outstanding       $       1.80   $       1.62   $       1.62
Primary Earnings per Share                    $       1.78   $       1.60   $       1.61
Fully Diluted Earnings per Share              $       1.78   $       1.60   $       1.61

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